SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402

April 2, 2013

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 24, 2013 at the William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to vote on the election of ten directors to the Columbia Board. You will also be asked to consider an advisory non-binding resolution on the compensation of Columbia’s executive officers, and to ratify the appointment of our independent registered public accounting firm for the 2013 fiscal year.

You also will have the opportunity to hear management discuss the exciting developments in our business and industry in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2012.

We hope that you can join us on April 24th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser	Melanie J. Dressel
Chairman	President and CEO

COLUMBIA BANKING SYSTEM, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2013

TIME	1:00 p.m. on Wednesday, April 24, 2013

PLACE	William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington

ITEMS OF BUSINESS	(1)	To elect ten directors to serve on the Board until the 2014 Annual Meeting of Shareholders.

	(2)	To vote on an advisory (non-binding) resolution, to approve the compensation of Columbia’s executive officers.

	(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

	(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 5, 2013.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on your enclosed proxy form.

By Order of the Board

Cathleen L. Dent
Secretary

This proxy statement and the accompanying proxy card are being distributed on or about

April 2, 2013

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2013 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2012 (the “2012 Annual report”) is available at www.columbiabank.com.

The Columbia Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

INFORMATION ABOUT THE MEETING

Annual Meeting Information

The Board set March 5, 2013 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 39,848,969 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms “we,” “us” or “our” refer to Columbia Banking System, Inc.

Voting materials, which include this proxy statement and a proxy card together with the 2012 Annual Report, are being mailed to shareholders on or about April 2, 2013.

Majority Vote Standard in Uncontested Director Elections

Columbia’s Bylaws contain majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected as opposed to a simple plurality of the votes cast. The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. The Bylaws further provide that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Columbia common stock. This proxy statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2013 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

What am I voting on?

At the Annual Meeting you will be asked to vote on:

•	the election of ten directors to serve on the Board until the 2014 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•	the approval of an advisory (non-binding) resolution to approve the compensation of Columbia’s executive officers; and

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2013.

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet voting. You may also transmit a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name. As a shareholder of record, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name”, receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet. We must receive votes submitted via the Internet by 11:59 p.m. on April 23, 2013. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I revoke my proxy and/or change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote For the election of the nominated directors listed in this proxy statement, For the approval of an advisory (non-binding) resolution to approve compensation of Columbia’s executive officers, and For the ratification of the independent registered public accounting firm for the fiscal year 2013.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in “street name” and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the advisory (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 39,848,969 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

A nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee (known as majority voting). The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote For by a majority of those shares present in person or by proxy and voting on this matter is required on the advisory (non-binding) resolution on the compensation of Columbia’s executive officers. You may vote For, Against or Abstain from approving the advisory (non-binding) resolution to approve executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to ratify the appointment of the independent registered public accountants?

The proposal to ratify the appointment of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast For the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and our Board does not know of any other matters to be brought before the Annual Meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2014 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2014 Annual Meeting must be delivered to Columbia’s Secretary no later than November 21, 2013, in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2013 Annual Meeting (meaning no earlier than November 26, 2013, and no later than December 24, 2013), and should contain such information as required under our Bylaws. However, if the date of the 2014 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2013 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2014 Annual Meeting or, if the first public announcement of the 2014 Annual meeting date is less than 100 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2014 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2014 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

As of December 31, 2012, the following shareholders beneficially owned more than 5% of the outstanding shares of Columbia common stock:

Name and Address	Number of Shares (1)	Percentage

Blackrock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,049,391	7.68%

Lord Abbett & Co., LLC (3) 90 Hudson Street Jersey City, NJ 07302	2,450,664	6.17%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	2,291,842	5.77%

(1)	Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or direct the voting of the shares, or (ii) investment power, which includes the power to dispose of or direct the disposition of the shares.
(2)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are beneficially owned by Blackrock, Inc. and certain of its affiliates.
(3)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are owned by various investment advisory clients of Lord Abbett & Co., LLC, which is deemed to be a beneficial owner of such shares due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares.
(4)	Based on a Schedule 13G filed under the Exchange Act.

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of March 5, 2013, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number (1)		Percentage

William T. Weyerhaeuser	Chairman of the Board	241,746	(2)	*
Melanie J. Dressel	Director, President and Chief Executive Officer	138,587	(3)	*
John P. Folsom	Director	36,638	(4)	*
Frederick M. Goldberg	Director	20,344	(5)	*
Thomas M. Hulbert	Director	46,015		*
Michelle M. Lantow	Director	3,500		*
Thomas L. Matson, Sr.	Director	75,259		*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	30,685	(6)	*
Mark W. Nelson	Executive Vice President, Chief Operating Officer	41,276		*
S. Mae Fujita Numata	Director	2,825		*
Daniel C. Regis	Director	17,500	(7)	*
Kent L. Roberts	Executive Vice President, Director of Human Resources	36,123	(8)	*
Donald H. Rodman	Director	31,440	(9)	*
Clint E. Stein	Executive Vice President, Chief Financial Officer	10,240		*
James M. Will	Director	33,537	(10)	*

Directors and executive officers as a group (15 persons)		765,715		1.92%

*	Represents less than 1% of outstanding common stock.

(1)	There were no shares of Columbia common stock subject to options or other rights exercisable within 60 days.
(2)	223,249 shares are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.
(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, and 8,788 shares held in Ms. Dressel’s 401(k).
(4)	Includes 10,600 shares held indirectly in Mr. Folsom’s IRA, 950 shares held in Mrs. Folsom’s IRA and 23,088 shares held in a joint account with his wife.
(5)	Includes 2,801 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power, 1,100 shares held by F.G. Family Foundation, and 693 shares held in Mr. Goldberg’s IRA.
(6)	Includes 5,387 shares held in Mr. McDonald’s 401(k).
(7)	Includes 15,500 shares held by Regis Investments, LP, a family limited partnership, of which Mr. Regis and his wife are sole general partners.
(8)	Includes 9,377 shares held in Mr. Roberts’ 401(k).

(9)	Includes 5,675 shares held in Mr. Rodman’s IRA, 5,625 shares held in Mrs. Rodman’s IRA, 4,267 shares held in a Living Trust for the benefit of the Rodman estate.
(10)	Includes 750 shares held jointly with Mr. Will’s spouse and 1,400 shares held in Mrs. Will’s name.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

How many directors are nominated?

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. Pursuant to Section 2.3 of the Bylaws, anyone who has attained the age of 75 prior to the next meeting of the shareholders may not stand for election at that meeting. As a result, effective at the date of the 2013 Annual Meeting, Thomas L. Matson and Donald H. Rodman will retire from the Board and may not stand for election at the Annual Meeting. On March 18, 2013 Columbia’s shareholders voted to approve the Company’s issuance of stock in the merger between Columbia and West Coast Bancorp (“West Coast”). Pursuant to the terms of the merger agreement, our Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, effective as of the April 1, 2013 closing of the West Coast merger, the appointment of David A. Dietzler, a former West Coast director, to serve on the respective Boards of Columbia and Columbia Bank, as an independent director. Mr. Dietzler will therefore be nominated for election at the Annual Meeting. Our Board has fixed the number of directors to be elected at the Annual Meeting at ten and has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2014 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Our Bylaws provide that any person who has attained the age of 75 prior to the next meeting of shareholders may not stand for election. As a result, Mr. Matson and Mr. Rodman may not stand for election at the Annual Meeting.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected or appointed a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees, including the recently appointed director, Mr. Dietzler, are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

David A. Dietzler	Director since 2013

Mr. Dietzler, 69, served as a director on West Coast’s board of directors prior to the closing of the merger between Columbia and West Coast. Mr. Dietzler was managing partner of KPMG LLP’s office in Portland, Oregon before retiring in 2005 after 37 years of service. Mr. Dietzler has extensive experience auditing public companies, and working with audit committees, and gained significant expertise in SEC reporting, financial statement preparation, internal control and compliance requirements. Mr. Dietzler has been a director of Portland General Electric Company since 2006 where he chairs the audit committee. Mr. Dietzler’s expertise in compliance matters, as well his experience serving on multiple audit committees, will provide a valuable resource to the Board.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 60, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 30 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997. Ms. Dressel graduated from the University of Washington with a political science degree. She remains active in the community and served as chair of several community organizations including Executive Council for Greater Tacoma (of which she is a member), Mary Bridge Children’s Foundation, Tacoma/Pierce County Chamber of Commerce, and was the 2003 Campaign Chair for United Way of Pierce County. Ms. Dressel serves on the board of directors for the American Bankers Association, Washington Roundtable, Washington Bankers Association, and the Washington State Historical Society, and serves on various non-profit committees. In 2011, Ms. Dressel was appointed to the Board of Directors of Puget Sound Energy. She was honored as a 2011 Community Banker of the Year by American Banker Magazine and was named for the fourth time by the magazine as one of 2011’s 25 Most Powerful Women in Banking. Most recently, Ms. Dressel was awarded a 2013 Executive Excellence Award by the Seattle Business magazine in the CEO of the Year category. As Chief Executive Officer and a director, Ms. Dressel serves as the primary liaison between the Board and management and as the executive with overall responsibility for executing the Company’s strategic plan.

John P. Folsom	Director since 1997

Mr. Folsom, 69, served as President of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006 and served on the board of Precision Machine Works of Tacoma. Mr. Folsom received his professional designation in underwriting and risk management and currently serves as an independent consultant on insurance and risk management matters. Mr. Folsom earned his B.S. degree from the University of Washington and his J.D. from the University of California, where he was also a past member of the California and American Bar Association. Mr. Folsom is a resident of Pierce County, and has served as Chair of many community organizations, including the Executive Council for a Greater Tacoma and Multi Care Health System. His current services as a director include the Tacoma Pierce County Sports Commission, University of Washington – Tacoma Urban Studies Advisory Board and the Foss Waterway PDA. Mr. Folsom’s knowledge of, and business and personal contacts in the local market, together with his expertise in risk management matters and legal background provide the Board with the experience and expertise needed as Audit Committee chair.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 73, is the co-founder, principal, and director of SaltChuk Resources, Inc., a family of diversified companies of transportation, energy and real estate, located in Seattle, Washington and formed in 1982. He is currently a member of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. He has also served as Chairman of the Board of Panorama City, a continuing care retirement community in Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997. Mr. Goldberg has worked in a leadership capacity for over 40 years as owner of several businesses throughout the United States and South America. His extensive leadership experience, together with his service on various audit committees, brings strong operational and financial experience to the Board.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 66, has been President and Chief Executive Officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and President and Chief Executive Officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1979 and has served on numerous boards of local private companies. Mr. Hulbert’s leadership experience and knowledge of real estate investment provides a valuable resource to the Board.

Michelle M. Lantow	Director since 2012

Ms. Lantow, 51, was appointed the Chief Administrative Officer at New Season’s Market, LLC in July 2012; prior to that time, she served as the Chief Financial Officer of McCormick & Schmick’s, a locally owned restaurant company established in 1970 and owning over 80 restaurants, from 2010 until the company was sold in 2012. As the Chief Financial Officer, Ms. Lantow was responsible for all financial reporting associated with a public company, in addition to human resources and information technology functions. Prior to that time, Ms. Lantow worked at lucy activewear, Inc., an apparel company that designs and sells fashion-forward performance apparel for athletic women, serving as the President from 2007 to 2009 and the Chief Financial Officer from 2000 – 2007. During the period 1995 – 2000, Ms. Lantow served as the Corporate Controller and Vice President of Investor Relations with The Gap, Inc., a diversified international specialty retailer. Ms. Lantow holds a BA in Business Economics from the University of California. She is an advisory board member of Portland State University’s MBA program and serves on the board of Oregon and Southwest Washington Chapters of the American Heart Association. Ms. Lantow’s depth of public company, strategic management and leadership experience provide a valuable resource for the Board.

S. Mae Fujita Numata	Director since 2012

Ms. Numata, 56, has served since 2010 as the Chief Operating Officer for MMGL Corp., (f/k/a Schnitzer Investment Corp.) a privately held investment firm. She is also the founder of Numata Consulting PLLC, a three year old company that provides strategic and operating leadership on a local scale that meets all of the requirements of the office of COO and CFO. Between 2008 and 2010, Ms. Numata served as the interim President and Chief Financial Officer of Schnitzer Investment Corp., was the interim Chief Financial Officer for Pacific Science Center, and a consultant for various projects for Verathon, Inc. From 2006 – 2008, Ms. Numata served as the Senior Vice President/Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc., a broadcasting company. From 1997 – 2006, Ms. Numata served as Vice President and Chief Financial Officer of The Seattle Times Company, and between 1993 – 1997 was a Senior Vice President of Corporate Development of KeyBank of Washington. Ms. Numata is a member of the American Institute of Certified Public Accountants and is one of the Board’s designated audit committee financial experts. Among other activities, she is the co-president of the board for the Executive Development Institute and a board member, 2nd vice president and investment committee chair for the Girl Scouts of Western Washington. Ms. Numata’s extensive accounting and banking background provide the Board and Audit Committee with valuable expertise.

Daniel C. Regis	Director since 2003

Mr. Regis, 73, has been part owner and managing director of several Northwest technology-focused venture partnerships during the period 1998 – 2009. Mr. Regis has over 20 years’ cumulative experience as a public company director; including currently serving as a director of Cray, Inc. and previously serving as a director of Art Technology Group, until it was acquired in January 2011. From 2000 to 2009, he was a managing director of Digital Partners, a venture capital firm specializing in Northwest emerging technology companies. Mr. Regis was President and managing partner of Kirlan Venture Capital, a Seattle-based company from 1996 – 1999. Mr. Regis was a certified public accountant and a Managing Partner at Price Waterhouse from 1964 until 1996. He is one of the Board’s designated audit committee financial experts. Mr. Regis’ extensive public company experience, together with his entrepreneurial business acumen and accounting background brings strong operational and financial expertise to the Board.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 69, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from his private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser has served on several public company boards and has been a director of Clearwater Paper Corporation since 2008. Mr. Weyerhaeuser was a director of Potlach Corporation from 1990 – 2008, held the position of Vice Chairman of the Board during his tenure as director from 2004 – 2008 and was the former Chairman of the Board of EDEN Bioscience Corporation from 2001 – 2009. During 2002 – 2003, Mr. Weyerhaeuser served as the Interim CEO of the Company until the appointment of Ms. Dressel. He was the owner and Chairman of Comerco, Inc., the parent company of Yelm Telephone Company from 1984 – 2000. Mr. Weyerhaeuser earned his PH.D in Clinical Psychology and M.A. in Theology from the Fuller Theological Seminary, and his B.A. in Economics from Stanford University. As a long-time local resident, Mr. Weyerhaeuser has served on several civic boards and committees and currently serves as a trustee of the Seattle Opera, The Harold E. LeMay Museum and University of Puget Sound; was the former Chairman and Vice Chairman of University of Puget Sound, President of the Board of the Tacoma Art Museum and director and council President of the Boys Scouts of America. Mr. Weyerhaeuser’s diverse background and public company experience provides a valuable perspective to the Board.

James M. Will	Director since 1993

Mr. Will, 66, serves as the President of Titus-Will Enterprises (automobile dealerships and property management), Tacoma, Washington and also as President of that company’s subsidiary, Titus-Will Chevrolet, Buick, GMC Cadillac, Titus-Will Hyundai, Olympia, Washington and Titus-Will Chevrolet of Parkland, Tacoma, Washington. Mr. Will also serves as Vice-President of Titus Will Ford, Titus-Will Toyota and Lakewood Ford of Tacoma, Washington. Prior to that time and since 1969, Mr. Will was the President of Tam Engineering Corp. (automotive engine re-manufacturing), Tacoma, Washington. Mr. Will is a long time local resident and served as past Chairman of Boys and Girls Club of Pierce County and the United Way Pierce County. Mr. Will’s strong operational, management and accounting experience, together with his oversight of personnel and human resources, provide a valuable resource to the Board.

The Board of Directors unanimously recommends a vote “FOR” the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board of Directors is committed to maintain an independent Board and for many years, a substantial majority of our Board has been comprised of independent directors. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees. The Committee has not historically adopted formal “director qualification standards” for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its long-term strategic plans. Because each director of Columbia must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation – Corporate Governance and Nominating Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Governance/Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for Senior Financial Officers which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our current charters, including our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel/Compensation Committee charters, Corporate Governance Policy, Code of Conduct and our Bylaws in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

With the assistance of legal counsel to Columbia, the Corporate Governance and Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following current non-employee directors and director nominees is independent:

David A. Dietzler	Thomas L. Matson, Sr.
John P. Folsom	S. Mae Fujita Numata
Frederick M. Goldberg	Daniel C. Regis
Michelle M. Lantow	Donald H. Rodman
Thomas M. Hulbert	William T. Weyerhaeuser
James M. Will

Based on the standards described above, the Board determined that Melanie J. Dressel, who serves as the President and Chief Executive Officer of the Company, is not independent because she is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2012, the Personnel and Compensation Committee consisted of Mr. Hulbert (Chair), Ms. Lantow, and Messrs. Goldberg, Matson and Rodman. During 2012, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

How often did the Board of Directors meet during 2012?

The Board met 15 times during 2012. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. During 2012, the independent directors held 8 meetings.

What committees has the Board established?

The Board has established, among others, an Audit Committee, Personnel and Compensation Committee, a Corporate Governance and Nominating Committee, and an Enterprise Risk Management Committee.

The following table shows the membership of the various committees during 2012.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.
John P. Folsom	☑ *	☐	☑	☑
Frederick M. Goldberg	☐	☑	☐	☑
Thomas M. Hulbert	☑	☑ *	☑	☐
Michelle M. Lantow	☐	☑	☐	☐
Thomas L. Matson, Sr.	☐	☑	☑	☐
S. Mae Fujita Numata	☑	☐	☐	☐
Daniel C. Regis	☑	☐	☐	☑ *
Donald H. Rodman	☐	☑	☐	☑
William T. Weyerhaeuser	☐	☐	☑ *	☐
James M. Will	☑	☐	☐	☐
Total Meetings in 2012	9	6	5	4

*	Committee Chair

Audit Committee. The Audit Committee is comprised of five directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter, a copy of which is posted on our website. The Board has determined that both Mr. Regis and Ms. Numata are “Audit Committee Financial Experts” as defined by SEC rules.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of five directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The Committee may periodically retain an independent consultant to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee. The Committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Executive Vice President and Human Resources Director assists the Committee in its work.

In 2011, the Committee commissioned Milliman, Inc. to update an earlier study of Columbia’s executive compensation compared to a peer group comprised of other publicly traded financial services companies and used the report coming out of this study as a reference in making 2011. Since this study is updated every other year, the information provided in the 2011 update was also used to inform the Committee’s 2012 compensation decisions. The updated report provided Milliman’s market observations on executive base salaries, short-term and long-term incentives based on competitive data from published compensation surveys and proxy filings of an updated peer group of 14 bank holding companies. Further information relating to the Milliman study is discussed in the “Compensation Discussion and Analysis.” In addition, in early 2012 the Committee reviewed the analysis of another compensation consultant, Swanson Advisory Services, which was engaged in January 2012 by the Company’s management to analyze the relative alignment of compensation and performance at Columbia compared to peers. Swanson Advisory Services did not provide any advice or recommendations on the form or amount of compensation, and has not provided any other services for Columbia.

In addition, the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Committee operates under a written charter, a copy of which is posted on our website. The Committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration by the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards, and is responsible for recommending a slate of directors to the full Board for election at the annual meeting, recommending directors to fill vacancies as they occur and monitoring of Columbia’s corporate governance principles and practices and making appropriate recommendations for enhancements or other changes to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “Information About the Meeting – How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter, a copy of which is posted on our website.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates Columbia’s evolving needs, and assesses the effectiveness and contributions of its existing directors. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for Committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the Committee and the Board value and seek to include members with a diversity of backgrounds, professional experience and skills relevant to the Company. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The Committee also has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance, including its Corporate Governance Policy, in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The Committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2012 are discussed in the section below.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (“ERM Committee”) was formed in 2009 and is comprised of four directors, each of whom is considered independent under NASDAQ rules. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The Committee is responsible for reporting risk issues and events to the Board of Directors and providing the Board with necessary oversight and advice to set risk tolerances.

How does the Board exercise its authority for risk oversight?

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management; the head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The oversight role of the ERM Committee is to ensure that risks that could impact the strategic plan are appropriately identified, addressed and monitored by the appropriate risk management personnel.

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for reviewing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Personnel and Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change In Pension Value and Nonqualified Deferred Compensation Earnings	Total ($) (3)
John P. Folsom	$69,250	$38,160	—	$107,410
Frederick M. Goldberg	53,750	38,160	$1,767	93,677
Thomas M. Hulbert	62,750	38,160	—	100,910
Michelle M. Lantow	36,168	38,160	—	74,328
Thomas L. Matson	44,750	38,160	—	82,910
S. Mae Fujita Numata	40,418	38,160	—	78,578
Daniel C. Regis	52,250	38,160	—	90,410
Donald H. Rodman	44,250	38,160	—	82,410
William T. Weyerhaeuser	74,000	38,160	—	112,160
James M. Will	50,750	38,160	—	88,910

(1)	Amount shown for Mr. Folsom represents (i) retainer in the amount of $25,000; (ii) $15,000 received as chairman of the Audit Committee; (iii) per meeting board attendance fees of $11,250; and (iv) per committee meeting fees of $18,000.

Amount shown for Mr. Goldberg represents (i) retainer in the amount of $25,000; (ii) $5,000 received as chairman of M&A Committee; (iii) per meeting board attendance fees of $11,250; and (iv) per committee meeting attendance fees of $12,500.

Amount shown for Mr. Hulbert represents (i) retainer in the amount of $25,000; (ii) $9,000 received as chairman of Compensation Committee; (iii) per meeting board attendance fees of $11,250; and (iv) per committee meeting attendance fees of $17,500.

Amount shown for Ms. Lantow represents (i) retainer in the amount of $22,918; (ii) per meeting board attendance fees of $8,250; and (iii) per committee meeting attendance fees of $5,000.

Amount shown for Mr. Matson represents (i) retainer in the amount of $25,000; (ii) per meeting board attendance fees of $9,750; and (iii) per committee meeting attendance fees of $10,000.

Amount shown for Ms. Numata represents (i) retainer in the amount of $22,918; (ii) per meeting board attendance fees of $10,500; and (iii) per committee meeting attendance fees of $7,000.

Amount shown for Mr. Regis represents (i) retainer in the amount of $25,000; (ii) $5,000 received as chairman of E.R.M. Committee; (iii) per meeting board attendance fees of $11,250; and (iv) per committee meeting attendance fees of $11,000.

Amount shown for Mr. Rodman represents (i) retainer in the amount of $25,000; (ii) per meeting board attendance fees of $11,250; and (iii) per committee meeting attendance fees of $8,000.

Amount shown for Mr. Weyerhaeuser represents (i) retainer in the amount of $25,000; (ii) $25,000 received as Chairman of the Board; (iii) per meeting board attendance fees of $10,500; and (iv) per committee meeting fees of $13,500.

Amount shown for Mr. Will represents (i) retainer in the amount of $25,000; (ii) $5,000 received as Chairman of Trust Committee; (iii) per meeting board attendance fees of $9,750; and (iv) per committee meeting attendance fees of $11,000.

(2)	A restricted stock award of 2,000 shares was granted to each director in 2012.
(3)	Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the FASB ASC. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2012, included in the Company’s accompanying Annual Report.

Cash Compensation. Non-employee directors are paid an annual retainer as compensation plus a per meeting attendance fee for service as a director. Members of the Audit, Personnel and Compensation and Corporate Governance and Nominating Committees, respectively, receive an additional per meeting attendance fee. The Chairman of the Board and Chairmen of the Audit, Compensation, ERM and certain other committees receive an additional retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”), the material terms of which are discussed under the section “Executive Compensation – Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

From time to time, we grant nonqualified stock options to our directors. These options are granted under the Equity Compensation Plan, and generally vest (i.e. become exercisable) three years from the date of grant, unless different vesting is approved by the Corporate Governance and Nominating Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is removed by shareholders, all options will immediately terminate.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all directors, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to include future officers or directors.

Deferred Compensation Plan. The Deferred Compensation Plan is a program under the management incentive plans pursuant to which directors may defer up to 100% of their total retainer fees. The terms of this plan are described under “Executive Compensation – Deferred Compensation Plan.”

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board (the “Committee”) met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Committee recommended to the Board that the CD&A be included as part of this proxy statement and the 2012 Annual 10-K Report.

Members of the Personnel and Compensation Committee

Thomas M. Hulbert, Chairman

Frederick M. Goldberg

Michelle M. Lantow

Thomas L. Matson

Donald H. Rodman

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

References to the “Committee” in this section refer to the Personnel and Compensation Committee.

Executive Summary

During 2012, we continued our progress toward our long stated goal of becoming the leading Pacific Northwest Regional community bank. The past year was highlighted by the third quarter announcement of the Company’s definitive agreement with West Coast Bancorp. Under the terms of the agreement the Company will acquire West Coast Bancorp, significantly increasing our presence in western Oregon. Based on June 30, 2012 FDIC deposit market share data, the most recent deposit data currently available, after the acquisition closes we will rank seventh in both Washington and Oregon deposit market shares. More importantly, on a proforma basis, this places the Company in the top deposit market share position for community banks in the Pacific Northwest.

We originated in excess of $600 million in loans during 2012 and exceeded $4 billion in deposits, both firsts for the Company. We also made steady progress with improving our operating leverage resulting in an improved efficiency ratio.

2012 Financial Results

Our key financial results for 2012 included the following:

•

Consolidated net income for 2012 was $46.1 million, compared to $48.0 million in 2011, a decline of $1.9 million. The decline in net income was primarily due to the favorable impact in the prior year resulting from one of the 2011 FDIC assisted acquisitions, which bolstered prior year net income by $7.6 million.

•	We evaluate our results through the following core performance measures:

•	Noncovered loan growth, which increased over 8%, or approximately $177 million, during 2012.

•	Noninterest income before the change in FDIC loss-sharing asset and investment securities gains and losses increased over 11%, or $4.8 million when compared to 2011.

•

Noninterest expense before merger, OREO and FDIC clawback liability expenses increased $10.0 million from 2011 as a result three mid-year acquisitions in the prior year. However, the expense run rate declined $2.8 million, or 6.8%, for the fourth quarter of 2012 when compared to the same period in 2011.

•	Continued improvements in credit quality; total noncovered nonperforming assets declined 43% to $48.5 million during 2012 and are at their lowest levels since 2008.

•

Our ongoing commitment to our customers and the communities we serve has resulted in an exceptional level of core deposits at approximately 94% of total deposits, an important factor in our net interest margin. Core deposit growth for 2012 was approximately $292 million, or over 8%.

2012 Shareholder Return

•

Our shareholders realized a (2.1%) total return on their investment during 2012, compared to the 2011 total return of (7.1%). However, despite the improved performance our 2012 total shareholder return lagged that of our peer group, comprised of fourteen bank holding companies with assets of $2.5 billion to $7.5 billion, where the Company ranked 13th. Our full year stock performance was hampered by a relatively high starting share price at the beginning of 2012. For the second half of 2012, our total shareholder return performed closer to the median, ranking 8th.

•	Our three year total return to shareholders is 18.6%, the seventh highest total return when compared to the same peer group of fourteen banks.

•	We raised our regular cash dividend $0.12 per share from $0.22 to $0.34 per share during 2012, an increase of 55%. Our regular dividend payout ratio was 29%.

•	We paid special dividends of $0.64 per share, up from $0.05 per share in the prior year. The combination of regular and special dividends resulted in a total dividend payout ratio of 84% for 2012.

2012 Milestones

•

For the second year, Columbia Bank was named the best bank headquartered in Washington State for 2012, by the Forbes list of America’s Best and Worst Banks based on safety and soundness measures. The rankings were based on asset quality, capital adequacy and profitability of the nation’s 100 largest publicly traded banks and thrifts. The same list ranked Columbia second in the Northwest and 30th in the nation.

•	Our continued commitment to employees contributed to Columbia Bank being awarded for the sixth consecutive year one of the Puget Sound Business Journal’s “Washington’s Top Places to Work 2012.”

•

Melanie Dressel, our President and CEO, was awarded a 2013 Executive Excellence Award by Seattle Business magazine in the CEO of the Year category. Honoring executives in Washington State who foster leadership in the workplace, the Executive Excellence Award recipients have demonstrated exceptional leadership, execution and communication, inspiring employees to put their best efforts into their work.

•

We continue to evaluate the profitability of our customer delivery channels as an important component of ongoing efforts to improve efficiencies without compromising customer service. A total of three branches were closed during 2012, including University Place, Port Townsend and Belfair.

•

Columbia announced the signing of the definitive merger agreement for the West Coast Bancorp acquisition. After the merger, Columbia will rank as the number one community bank in deposit market share in both Oregon and Washington, and will have extensive coverage throughout both states with about 150 branches and over $7 billion in assets. The transaction is expected to be completed the beginning of the second quarter of 2013, subject to receiving shareholder approval of each company and the necessary regulatory approvals.

Alignment of 2012 Executive Compensation with Shareholder Return and Financial Performance

We believe our executive compensation policies and practices continue to reflect a strong alignment with our compensation philosophy, which is built on the three core foundations of “reasonableness” relative to the market, “accountability” for performance, and “alignment with shareholder interests.” As discussed more fully below in this Compensation Discussion and Analysis:

•	Executive base salaries moved up 3% as a result of merit increases this year;

•	Our short-term cash bonus provided a cash reward for performance consistent with our financial results; and

•	Long-term incentive award values were below market, but consistent with past practice.

This year’s executive compensation actions resulted in total direct compensation that remains slightly below market levels when compared to our peers, due primarily to total long term equity awards that were below market.

Company Philosophy

Our goal is to be the leading Pacific Northwest regional community bank, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for organic growth based upon our 99-branch footprint and the organization’s commitment to delivering exceptional customer service and quality products, and growth through selective acquisitions. Our business strategy is to provide our customers with the financial sophistication and breadth of products of a regional banking company while retaining the appeal and service level of a community bank. We continually evaluate our existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building our strong core deposit base, expanding total revenue and controlling expenses in an effort to increase our return on average equity and gain operational efficiencies. We believe that, as a result of our strong commitment to highly personalized, relationship-oriented customer service, our varied products, our strategic branch locations and the long-standing community presence of our managers, banking officers and branch personnel, we are well positioned to attract and retain new customers and to increase our market share of loans, deposits, and other financial services in the communities we serve. We are committed to increasing market share in the communities we serve by continuing to leverage our existing branch network, strategically adding new branch locations and considering business combinations that are consistent with our expansion strategy throughout the Pacific Northwest. We believe that achievement of these goals will create long-term value for our shareholders, consistent with protecting the interests of depositors.

Compensation Philosophy

In keeping with our long-term goal and our effort to consistently increase earnings per share and shareholder value, the Committee is guided by the following seven key principles in determining the compensation of the Named Executives:

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Reasonable Levels of Compensation. Total compensation opportunities and payouts should be reasonable and not excessive. We generally strive to target total compensation near the median of our peers. We do not rigidly target or formulaically set compensation at the median or any other specific percentile. However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

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Accountability for Business Performance. The executives’ compensation in salary, as well as short-term bonus and long-term incentive compensation, should be tied in part to overall Company financial performance.

•	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

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Alignment with Shareholder Interests. Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting which serve to align executives’ interests with those of our shareholders.

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Independent Oversight. The Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives. The Committee periodically receives advice from an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management. In addition, the Committee may choose to review compensation analysis prepared by consultants retained by management.

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Risk Management. Compensation policies and practices should align with sound risk management and be structured not to create incentives to subject the Company to excessive risk. Such policies and practices should strike a healthy balance between contributing to the Company’s growth and a conservative exposure to risk.

The compensation tables that appear later in this proxy statement reflect decisions made by the Committee. The reader is encouraged to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Overall Compensation Levels for 2012

Overall total 2012 compensation for those members of the Company’s executive team who served during the entire calendar year increased a total of 14% compared to 2011. Overall total compensation includes all compensation elements included in the Summary Compensation Table found elsewhere in this document.

Overall Total 2012 Direct Compensation for those same members of the executive team increased 8% compared to 2011. “Total direct compensation” includes base salary, annual cash bonus and annual long-term equity incentive grant value. The difference between the two measures is primarily attributable to the impact of the change in the actuarial present value of accumulated benefits under SERPs provided to Ms. Dressel and Mr. Nelson, which, under SEC rules must be disclosed in the year “earned” even though not paid.

The foregoing discussion does not include Mr. Schminkey, who retired in May 2012, or Mr. Stein, who was appointed Chief Financial Officer in August 2012. Total compensation for Messrs. Schminkey and Stein is set forth in the Summary Compensation table elsewhere in this document.

Factors in Setting Overall Compensation Levels

When establishing salaries and annual cash incentive and long-term equity incentive compensation opportunities for executive officers, the Committee considers the following factors:

•	the Company’s overall performance during the past year including meeting its financial and other strategic goals;

•	the executives’ respective levels of responsibility and functions within the Company;

•	each executive’s performance during the past year in meeting individual objectives;

•	how compensation of our executive officers compares to executives at peer institutions, with a particular focus on financial institutions with similar corporate objectives and comparable asset size;

•	alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

•	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

•	as appropriate, general economic conditions within our market area and the overall banking industry;

•	the recommendations of our Chief Executive Officer in setting compensation for executives other than the Chief Executive Officer; and

•	the results of the prior year’s shareholder advisory vote on executive compensation (which indicated a high level of shareholder support).

The Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

The Role of Benchmarking

In 2011, the Committee commissioned Milliman, Inc. to update an earlier study of the Company’s executive compensation compared to a peer group comprised of other publicly traded financial services companies (“2011 Executive Compensation Study”). The Committee used the report coming out of this study as a reference in making 2011 compensation decisions, and as this study is updated every other year, the information provided in the 2011 Executive Compensation Study also informed the Committee’s 2012 compensation decisions. The updated report provided Milliman’s market observations on executive base salaries, short-term and long-term incentives based on competitive data from published compensation surveys and proxy filings of an updated peer group of 14 bank holding companies. Further, Milliman performed trend line (regression) analysis on the market data to predict salary levels for executives in bank holding companies with an asset size of approximately $5 billion. Milliman relied on the following published compensation surveys for competitive market data: 2011 American Banking Association Executive Compensation Survey, 2011 Mercer Executive Compensation Benchmark Data Survey, 2011 Economic Research Institute Top Management Compensation Report, 2011 Towers Watson Long-term Incentive Study, 2011 Towers Watson Top Management Compensation Report, and the 2011 Milliman Northwest Financial Industry Salary Survey.

As part of the 2011 Executive Compensation Study, Milliman also updated the benchmarking peer group for 2012. The 14 comparable commercial banking companies that comprised our peer group in the study include: Chemical Financial, First Interstate BancSystem, Glacier Bancorp, Hanmi Financial, Hudson Valley Holding Corporation, Nara Bancorp, PacWest Bancorp, Southside Bancshares, Sun Bancorp, Texas Capital Bancshares, Tompkins Financial, Westamerica Bancorp, Western Alliance Bancorp, and Wilshire Bancorp.

The 2011 Executive Compensation Study indicated that the total of base salary and annual cash bonus award for our Chief Executive Officer should be in the $725,000 to $1.2 million range. A total of base salary and annual cash bonus above or below that range would be appropriate in consideration of our performance relative to our annual operating plan and our peer group, with respect to key financial and operating criteria as determined by the Committee.

Milliman summarized the observations from its study as follows. As of October 2011:

•	The base salary range structure (adopted following the 2009 benchmarking study) was about 15% below market levels;

•	Current base salaries for Named Executives were, in the aggregate, about 5% below market medians;

•	Current Target Award levels for Short-term Cash Incentives for Named Executives were consistent with competitive values.

•

Total Cash Compensation for Named Executives (2011 base salary plus Short-term Cash Incentive paid in 2011) was about 10% above market median, consistent with overall financial performance relative to peers.

•	The grant values of Restricted Stock Awards for Named Executives in 2011 were below competitive levels, substantially below for the Chief Executive Officer.

•	TDC levels for all Named Executives for 2010 were, in the aggregate, below market medians. Actual TDC for all Named Executives was 86% of market median.

Based on the analysis conducted for the 2011 study, and in consideration of historical executive compensation practices at the Company, Milliman made the following recommendations to the Committee relating to 2012 executive compensation:

•	Update the base salary structure to bring it in line with market levels, which was done in 2012;

•	Retain current short-term bonus targets, which remained in place for 2012;

•	When contemplating long-term incentives in the form of equity-based awards, consider:

•	Competitive grant multiples;

•	Share availability under the Company’s shareholder-approved equity compensation plan; and

•	The potential for the market price of the Company’s stock to appreciate over time.

The Committee considered each of the above recommendations from the 2011 Executive Compensation Study in making executive compensation decisions in 2012. The Committee plans to commission an updated executive compensation study in 2013.

Role and Relationship of the Compensation Consultant

The Personnel and Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year.

In 2011, the Compensation Committee retained the services of Milliman, Inc. an independent outside compensation consultant to update an earlier study of the Company’s executive compensation compared to a peer group comprised of other publicly traded financial services companies. Milliman’s services included conducting peer group analysis and benchmarking studies and establishing compensation guidelines. Milliman was engaged directly by the Compensation Committee and reports directly to the Compensation Committee.

In addition, in early 2012 the Committee reviewed the analysis of another compensation consultant, Swanson Advisory Services, which was engaged in January 2012 by the Company’s management to analyze the relative alignment of compensation and performance at Columbia compared to peers. Swanson Advisory Services did not provide any advice or recommendations on the form or amount of compensation, and has not provided any other services for Columbia.

In light of new SEC rules and proposed NASDAQ listing standards, the Compensation Committee will take the necessary actions to determine the independence of the compensation consultant when setting 2013 executive compensation.

Allocation Among Components

In allocating target compensation among various compensation elements, we believe that compensation for the Chief Executive Officer should be more heavily weighted toward performance-based elements, since the Chief Executive Officer has the greatest ability to influence the Company’s overall performance. The Committee believes that certain critical control positions, such as the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer and the Human Resources Director should receive a relatively higher portion of their compensation in base salary, which is consistent with the compensation practices of our peer group.

2012 Allocation

The following table shows the allocations among various elements of total direct compensation resulting from the Committee’s decisions for 2012 target total compensation for Named Executives, which were made following the 2011 Benchmarking Study (See “The Role of Benchmarking” above). “Total direct compensation” includes base salary, annual cash bonus and annual long-term equity incentive grant value.

Executive Officer	Base Salary	Bonus Target	Equity Incentive Target	Total Direct Compensation
President and CEO	56%	28%	16%	100%
EVP and Chief Financial Officer	60%	24%	16%	100%
EVP and Chief Operating Officer	60%	24%	16%	100%
EVP and Chief Credit Officer	60%	24%	16%	100%
EVP and Human Resources Director	60%	24%	16%	100%

Key Elements

Our overall compensation program for executives currently consists of six key elements.

Base Salary. Salaries are used to provide a fixed amount of base compensation that is competitive with relevant organizations and internally consistent based upon each position’s scope of responsibilities. The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. We consider Company financial performance and individual performance, qualifications, experience, and overall contribution to the organization when setting base salary levels.

Short-Term Bonus Compensation. Consistent with competitive practices, we believe executives should have a portion of targeted total compensation at risk, contingent upon performance against key metrics. We believe it is important that executive incentives be based upon both the overall performance of the Company compared to key financial and operating performance metrics and individual performance. The variable annual bonus opportunity permits individual performance to be recognized and, through the Company financial and operating metrics and consideration applied to each executive, is based in significant part on the contribution made by the executive to our overall performance.

Long-Term Equity Incentives. Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach. Long-term incentives take the form of equity awards that are intended to align the interests of the executive with those of our shareholders by tying value to the market value of the Company’s stock, and further serve to promote an executive’s continued service to the organization by vesting over a period of years (typically four years, with no vesting before two years).

Retirement Benefits. We believe that a retirement plan for our executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. Retirement benefits are provided through two programs: a retirement plan that provides lifetime benefits (also known as Supplemental Executive Retirement Plans, or “SERPs”) and a long-term compensation plan (also known as “Unit Plans”). Both programs are described in greater detail below.

Severance and Change-in-Control Benefits. We provide severance and change-in-control benefits to executives that are payable in circumstances the Committee believes are appropriate and market-competitive. Change-in-control benefits are “double-trigger”, meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

General Employee Benefits. As with all of our employees, we strive to assist our executives in meeting their retirement income, health care, disability income, time-off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances.

The combination of these key elements enables us to reinforce our pay-for-performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, promotes creating long-term shareholder value, and helps us recruit and retain top executives.

Decisions regarding executive total compensation program design, and individual pay, are made in the context of the total compensation philosophy outlined above, including our financial performance. We believe that this approach best serves the interests of our shareholders. It enables us to meet the requirements of the highly competitive banking environment in which we operate, while compensating executive officers in a way that advances both the short-term and long-term interests of our shareholders.

Base Salary

Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to the peer group discussed above, the executives’ individual performance, the executives’ experience and tenure, and our overall annual budget (which takes into account Company financial performance). Consistent with the Company’s overall budget for base salary increases, the Named Executives received base salary increases of approximately three percent for 2012.

Short-Term Cash Bonus Compensation

Short-term cash bonuses are used to drive and reward annual financial results and progress toward Company and individual strategic priorities. The Company formerly applied a scorecard approach with pre-set performance targets. However, beginning in 2011, the Committee adopted a more balanced approach, with no predetermined formulas for determining bonus payouts, to provide a better framework for the Committee to exercise appropriate discretion while still measuring performance against key financial and operating metrics. Under this approach, the Committee evaluates the Company’s performance relative to both the annual business plan and to comparable financial institutions. For 2012 award decisions, the Committee focused on the following key financial and operating results:

•	Reported earnings per share decreased $0.05 compared to prior year due to the favorable impact resulting from one of our FDIC assisted acquisitions, which bolstered 2011 earnings per share by $0.18.

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Columbia remained very well capitalized even while returning capital to shareholders through a 55% increase in regular dividends paid. The combination of regular and special dividends paid in 2012 resulted in a total dividend payout ratio of 84% in 2012.

•	Columbia had record loan originations during 2012, exceeding $600 million.

•	Credit quality improved significantly; nonperforming assets declined 43% during 2012.

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Achievement of strategic initiatives exceeded expectations highlighted by the signing of the definitive merger agreement for the West Coast Bancorp acquisition and improved noninterest income and noninterest expense run rates which enhanced Columbia’s operating leverage.

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Columbia’s efficiency ratio improved from the prior year, but did not meet expectations in 2012 (See Form 10-K, Item 6, Selected Financial Data, footnote #2, for an explanation as to how efficiency ratio is calculated.

The Committee also compared the Company’s 2012 results to its benchmarking peers with metrics that reflect profitability, shareholder return, asset growth and capital management. Of the fifteen separate metrics reviewed, the Company’s results for 2012 placed it at or above the median in nine of the fifteen financial metrics reviewed.

Based on these 2012 results, the peer comparison and the Committee’s subjective assessment of each individual executive’s performance, the Committee approved annual bonus awards to the Named Executives for 2012 as follows:

Ms. Dressel:	$340,000
Mr. Stein:	$80,000
Mr. Nelson:	$110,000
Mr. McDonald:	$88,500
Mr. Roberts:	$82,000

The bonus award amounts for the four executive vice presidents were slightly above target levels which the Committee felt was appropriate based on the overall results as highlighted above. The Committee recommended, and the full Board approved, an above target bonus award for Ms. Dressel based on the results highlighted above and her outstanding strategic leadership. In particular, the Board noted the improvement in Columbia’s core performance measures when comparing 2012 to 2011. This positive trend was directly attributable to Columbia’s ongoing strategic initiatives resulting in solid loan growth, improved quality metrics, increased levels of noninterest income and controlled expenses.

Mr. Stein was appointed to the position of interim Chief Financial Officer in May, 2012, following the retirement of Gary Schminkey. Mr. Stein’s interim status ended in August 2012, with his appointment as Chief Financial Officer. Mr. Schminkey received no bonus award for 2012 performance.

Long-Term Equity Incentive Compensation

Our compensation philosophy holds that executive officers and other key management should have a meaningful portion of their total compensation opportunity tied to shareholder return that is directly aligned with our long-term vision of growth and profitability. Our use of stock-based compensation is an important element of employee compensation that facilitates the alignment of management’s goals with the goals of the shareholders and the retention of executive management and other key employees. Long-term equity incentive awards to the Named Executives consist of restricted stock awards, which generally vest over a period of four years. Our use of stock-based compensation is based on the principles that:

•	stock-based compensation is an important element of executive pay;

•	Company and individual performance in the prior year are taken into account when equity compensation awards are granted;

•	awarding restricted shares that vest gradually over four years aids in retention of executive talent and is consistent with sound risk management practices.

•	owning an interest in our stock is an important ingredient in forming the partnership of the employee with the goals of the organization and the shareholders.

In establishing award levels, we do not consider the equity ownership levels of the recipients or prior awards that are fully vested, because each equity award is awarded as an incentive to drive future shareholder return and to promote retention. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in the Company and, accordingly, to remain competitive, we cannot afford to give credit for that factor either.

In determining the value of equity awards to executives, the Committee considers comparisons to peers. Additionally, however, the Committee also considers awards to executives compared to the level of equity awards offered to other Company employees. Giving equal weighting to both of these factors results in equity awards for Company executives that are below market levels as compared to our peer group. This was the case again in 2012.

The Committee has recently reviewed equity award levels, in light of the Company’s below-market positioning compared to peers, its strong financial performance and long-term shareholder returns, as well as the recommendations made by Milliman. Milliman’s recommendations were presented to the Committee in the 2011 Executive Compensation Study, and indicated, as stated under The Role of Benchmarking above, that grant values of restricted stock awards for Named Executives in 2011 were below competitive levels, and substantially below for the Chief Executive Officer. In 2012 the Chief Executive Officer was granted a restricted stock award of 7,500 shares, vesting over four years subject to continued employment.

In early 2013, the Compensation Committee engaged Pearl Meyer & Partners to develop a Long Term Incentive strategy and framework for Columbia’s executive officers, specifically focused on potentially introducing performance-vested share grants into future Long Term Incentive awards. The report from this engagement was presented to the Committee in February, 2013. After reviewing the report the Committee determined to proceed currently with time-vested restricted stock grants consistent with prior practice. The Committee further concluded that the impending acquisition of West Coast Bancorp would likely have a material influence on the ultimate total compensation structure, including the Long Term Incentive strategy. The Committee intends to engage a third party consultant to perform an updated Executive Compensation Benchmarking Study that will provide benchmarking data appropriate for Columbia’s status after completion of the acquisition.

Typically, annual grants to executives have occurred in February of each year. When appropriate, the Committee considers off-cycle grants in addition to regular annual grants, although no off-cycle grants to Named Executives were made in 2012. We do not coordinate the timing of equity award grants with the release of material non-public information. Equity award values are based on the closing market price of our stock on the date the Board approves the grant.

Policy for the Recovery of Incentive Compensation

We have adopted a policy for the recovery of incentive compensation under certain circumstances. Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of our shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period from their appointment as an executive officer.

The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President and Chief Operating Officer) have a required minimum ownership of approximately 28,000 shares; and (2) Executive Vice Presidents: Chief Banking Officer, Chief Credit Officer, Chief Financial Officer and EVP in charge of Human Resources have a required minimum ownership of 21,000 shares. At year-end 2012, all executive officers have exceeded the required minimum except for Clint Stein, who was promoted to EVP and Chief Financial Officer in August, 2012.

The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. At year-end 2012, all directors, other than Mae Numata and Michelle Lantow who both joined the Board in early 2012, had exceeded the ownership guidelines.

Retirement Benefits

We believe that a retirement plan for our executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. We have not adopted a formal pension plan but, instead, have provided retirement benefits to our executives in the form of Supplemental Executive Retirement and Compensation Plans (“SERPs”) and the Deferred Compensation Plan. In 2004, the Company terminated the use of further SERPs and adopted the Supplemental Compensation or “Unit Plan” for future executives.

Supplemental Executive Retirement Plan. In 2001, the Company implemented a SERP for certain executive officers to provide retirement benefits to those officers. The SERP provides a fixed lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before normal retirement age. The

SERPs serve a retention purpose by vesting over five years (ten years for Mr. Nelson), and by restricting the executive from working for a competitor during the benefit distribution period. We have provided SERPs to Ms. Dressel, Mr. Nelson and Mr. Schminkey, who retired as Chief Financial Officer in May 2012. A more detailed description of the SERPs is located in the section entitled “Post Employment and Termination Benefits.”

Supplemental Compensation Plan. Starting in 2004, the Company began using supplemental compensation arrangements, which we call “Unit Plans,” to provide retirement benefits for executive officers instead of SERPs. The Unit Plan vehicle was selected following actuarial analysis which indicated that the Unit Plan approach was a more straightforward, cost-effective vehicle for delivering competitive retirement benefits to future executive officers. Like the SERPs, the Unit Plans serve a retention purpose by vesting over five to ten years, and by restricting the executive from working for a competitor during the benefit distribution period. As more fully described in the section entitled “Post Employment and Termination Benefits,” we have awarded three separate Unit Plans to Andrew McDonald, Executive Vice President and Chief Credit Officer, and a Unit Plan to Kent Roberts, Executive Vice President and Director of Human Resources and Clint Stein, Executive Vice President and Chief Financial Officer.

Executive Deferred Compensation Plan. As more fully described in the section entitled “Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation because their participation in our 401(k) Plan is limited under federal income tax rules and we believe they should have other similar means of saving for retirement. Currently, interest paid on the participant deferrals is 3-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%.

Executive Employment and Change-in-Control Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004, which is described in detail in the section entitled “Post Employment and Termination Benefits.” We believe that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. First, it guarantees continuity of leadership through retention. Second, it contains a non-compete provision that remains in force for duration of the pay-out period. Third, and perhaps most importantly, through severance and change-in-control provisions the employment agreement reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions.

The Company has entered into change-in-control agreements with the Named Executives other than Ms. Dressel, which are described in detail in the section entitled “Post Employment and Termination Benefits.” The change-in-control agreements contain provisions, similar to those in Ms. Dressel’s employment agreement, that require payments in the event of termination of employment related to a change-in-control. These arrangements are “double trigger”, meaning that because they provide payments only upon a termination of employment in connection with a change-in-control, no covered executive will receive payments due to a change-in-control alone.

Perquisites and Other Benefits

The Named Executives do not receive any perquisites or similar benefits such as Company-provided cars, car allowances, or country club memberships. Executives participate in other benefits to the same extent as other employees. These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) Plan.

The Company adopted a policy on luxury expenditures which we have elected to maintain in effect even though it is no longer required because the policy aligns with the Company’s executive compensation philosophy and is emblematic of our strong corporate governance culture. Since we do not offer perquisites to executives, adoption of the policy did not require us to limit or eliminate any element of executive compensation.

Impact of Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Internal Revenue Code Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. In this context, the Committee acts in a manner that, in its judgment, is in the best interests of the Company.

Compensation Tables

The following table shows compensation paid or accrued for the last three fiscal years to Columbia’s Chief Executive Officer, Chief Financial Officer and each of the other Named Executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)(3)	Bonus ($)	Stock Awards ($) (4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Melanie J. Dressel,	2012	$452,283	$340,000	$163,275	$373,234	$20,132	$1,348,924
President and Chief Executive Officer	2011	439,110	260,000	147,375	276,400	15,990	1,138,875
	2010	425,601	233,500	0	328,100	15,990	1,003,191

Mark W. Nelson,	2012	253,073	110,000	87,080	225,090	20,132	695,375
EVP, Chief Operating Officer	2011	245,700	104,000	78,600	171,800	14,335	614,435
	2010	237,938	91,450	0	195,200	15,206	539,794

Andrew L. McDonald	2012	209,998	88,500	65,310	1,118	78,273	443,199
EVP, Chief Credit Officer	2011	203,340	86,000	58,950	0	65,923	414,213
	2010	197,438	75,880	0	0	58,038	331,356

Kent L. Roberts, EVP,	2012	193,836	82,000	65,310	2,367	50,406	393,919
Director of Human Resources	2011	188,190	80,000	58,950	0	37,001	364,141
	2010	182,250	70,000	0	0	31,369	283,619

Clint E. Stein,	2012	174,667	80,000	54,425	669	33,076	342,837
EVP, Chief Financial Officer

Gary R. Schminkey,	2012	104,546	0	87,080	1,413,919	18,503	1,624,048
Former EVP, Chief Financial Officer	2011	246,740	104,000	78,600	86,400	13,039	528,779
	2010	238,950	91,450	0	107,900	15,028	453,328

(1)	Amounts include discretionary contributions under the “Deferred Compensation Plan” as follows: Ms. Dressel $12,000, Mr. Roberts $20,000, Mr. Stein $14,200 and Mr. Schminkey $2,250. The material terms of the “Deferred Compensation Plan” are described below.
(2)	Amount for Mr. Stein reflects his total compensation during 2012, including amounts received prior to his appointment as Executive Vice President and Chief Financial Officer in August 2012.
(3)	Amount paid to Mr. Schminkey represents his salary through his retirement in May 2012.
(4)	Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the FASB ASC. Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s audited financial statements for the fiscal year ended 2012, included in the Company’s accompanying Annual Report.
(5)	The fair market value of the restricted stock awards granted in 2012 was based on the price of Columbia’s common stock at the close of business on February 22, 2012 ($21.77), the date in which the restricted awards were granted. The awards are held in escrow and become fully vested February 22, 2016. The material terms of the restricted stock awards are set forth below under “Equity Compensation.”
(6)	Amount shown for Ms. Dressel includes $370,300 of change in the actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan (SERP), the material terms of which are described below under “Post Employment and Termination Benefits,” and $2,934 of above-market earnings on her deferred compensation account. The change in actuarial present value of the accumulated benefit under the SERP is a non-cash amount which can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. Assumptions such as discount rate and retirement age are reviewed annually by the Company and are intended to be individually appropriate.

Amount shown for Mr. Nelson includes $224,000 of change in the actuarial present value of accumulate benefit under the SERP, which he is not currently entitled to receive because such amounts are not vested, and $1,090 of above-market earnings on his deferred compensation account. The material terms of the SERP are described below under “Post Employment and Termination Benefits.” The change in actuarial present value of the accumulated benefit under the SERP is a non-cash amount which can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. Assumptions such as discount rate and retirement age are reviewed annually by Columbia and are intended to be individually appropriate.

The amounts for Messrs. McDonald, Roberts and Stein represent the above-market earnings on their respective deferred compensation accounts.

Amount shown for Mr. Schminkey includes $1,412,300 of change in the actuarial present value of accumulated benefit under his SERP, which, under SEC rules must be disclosed in the year “earned” even though not paid. Mr. Schminkey will receive future payments pursuant to the terms of his SERP as a result of his “early retirement,” as defined in the SERP. The change in actuarial present value of the accumulated benefit under the SERP is a non-cash amount which can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. The amount also reflects $1,619 of above-marked earnings on his deferred compensation account.

(7)	Amount shown for Ms. Dressel includes $7,500 in 401(k) plan matching contributions, $12,500 in Deferred Compensation Plan discretionary contributions and $132 in group term life insurance premiums.

Amount shown for Mr. Nelson includes $7,500 in 401(k) plan matching contributions, $12,500 in Deferred Compensation Plan discretionary contributions and $132 in group term life insurance premiums.

Amount shown for Mr. McDonald includes $7,500 in 401(k) plan matching contributions, $12,500 in Deferred Compensation Plan discretionary contributions, $132 in group term life insurance premiums and $58,141 in company contributions to a supplemental retirement benefit plan.

Amount shown for Mr. Roberts includes $7,500 in 401(k) plan matching contributions, $10,273 in Deferred Compensation Plan discretionary contributions, $1,713 split dollar life insurance premiums, $127 in group term life insurance premiums and $30,793 in company contributions to a supplemental retirement benefit plan.

Amount shown for Mr. Stein includes $6,164 in 401(k) plan matching contributions, $9,879 in Deferred Compensation Plan discretionary contributions, $285 in split dollar life insurance premiums, $111 in group term life insurance premiums and $16,637 in company contributions to a supplemental retirement benefit plan.

Amount shown for Mr. Schminkey includes amounts paid through May 10, 2012, the date the Mr. Schminkey retired of $69,986 in retirement benefits paid under his SERP, $5,927 in 401(k) plan matching contributions, $12,500 in Deferred Compensation Plan discretionary contributions, and $76 in group term life insurance premiums.

Equity Compensation

Stock Option and Equity Compensation Plan. The Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) is unlimited in duration and provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the Stock Option Plan. As of December 31, 2012, 25,952 shares are subject to granted but unexercised options and 417,625 shares remain available for future grant.

Restricted stock awards, generally, vest gradually over four years, subject to the following conditions: (i) the executive must remain fully employed with Columbia; and (ii) any remaining restrictions on the awards will automatically be removed following a change in control. Restricted stock awards carry full voting and dividend rights from the date of grant.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Melanie J. Dressel	2/22/2012	7,500	$163,275
Mark W. Nelson	2/22/2012	4,000	87,080
Andrew L. McDonald	2/22/2012	3,000	65,310
Kent L. Roberts	2/22/2012	3,000	65,310
Clint E. Stein (3)	2/22/2012	2,500	54,425
Gary R. Schminkey (4)	2/22/2012	4,000	87,080

(1)	The restricted stock awards are held in escrow and become fully vested on February 22, 2016, subject to certain conditions, as discussed in the section “Equity Compensation – Stock Option and Equity Compensation Plan.”
(2)	The grant date fair value of the restricted stock awards was based on the price of Columbia’s common stock at the close of business on February 22, 2012 ($21.77), the date on which the restricted stock awards were granted.
(3)	We granted Mr. Stein the restricted stock award prior to his promotion to EVP and Chief Financial Officer on August 28, 2012.
(4)	Mr. Schminkey retired as EVP and Chief Financial Officer effective May 10, 2012.

2012 Option Exercises and Stock Vested

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Melanie J. Dressel	3,000	$65,010
	1,800	39,078
	1,800	32,022
Mark W. Nelson	1,500	32,535
	1,200	26,052
	900	16,011
Andrew L. McDonald	1,250	27,088
	750	16,283
	750	13,343
Kent L. Roberts	1,250	27,088
	750	16,283
	750	13,343
Clint E. Stein	1,000	21,710
	1,000	21,670
	750	16,050
Gary R. Schminkey (2)	1,500	32,505
	900	19,539

(1)	Value realized represents the fair market value of the shares at the date of vesting.
(2)	Mr. Schminkey retired as EVP and Chief Financial Officer effective May 10, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Melanie J. Dressel	21,000	$376,740
Mark W. Nelson	11,500	206,310
Andrew L. McDonald	8,500	152,490
Kent L. Roberts	8,500	152,490
Clint E. Stein	7,100	127,374
Gary R. Schminkey (3)	0	0

(1)	Restricted stock awards are held in escrow and become fully vested on February 25, 2013, December 29, 2013, February 23, 2015 and February 22, 2016.
(2)	Based on the closing market price of $17.94 on December 31, 2012.
(3)	Mr. Schminkey retired as EVP and Chief Financial Officer effective May 10, 2012.

Post Employment and Termination Benefits

The following is a discussion regarding the post employment and termination arrangements currently in place for the Named Executives. The amounts are based on the maximum amounts that could be paid under these arrangements.

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2012.

2012 Nonqualified Deferred Compensation

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at Last FYE ($)
Melanie J. Dressel	$12,000	$960	$10,910	$0	$282,210
Mark W. Nelson	0	0	4,056	0	102,442
Andrew L. McDonald	0	0	4,163	0	105,145
Kent L. Roberts	20,000	1,600	8,792	0	233,176
Clint E. Stein	14,200	1,136	2,479	0	68,310
Gary R. Schminkey (3)	2,250	0	6,026	7,671	145,617

(1)	Reflects amounts deferred in 2012 under the 401 Plus Plan, the terms of which are described below in the section “Post Employment and Termination Benefits – Deferred Compensation Plan”. These amounts are reflected in the salary column of the Salary Compensation Table.
(2)

The interest rate shall be equal to the three month LIBOR rate plus 3.58%. The Plan Administrator annually reviews the calculation of the rate of interest that is applied to the Deferred Compensation Account (the

“DCA”) (the “Interest Crediting Rate”) for appropriateness. The Interest Crediting Rate is adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants are notified of any adjustments to the Interest Crediting Rate.

On the last date of each month, the DCA maintained for each participant is credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance in the DCA for that month. The amount so credited is treated as a part of the credit balance of the DCA for all purposes of this Plan. As used herein, the average balance in a DCA for a month is equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

(3)	Mr. Schminkey retired as EVP and Chief Financial Officer effective May 10, 2012.

Deferred Compensation Plan. In February 2004, the Board adopted a deferred compensation plan known as the 401 Plus Plan (the “EDCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Distribution Election Notice. At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his or her DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed 120 months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than 12 calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such 12 calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump-sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within 90 days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump-sum within 30 days after the Company receives notice that participant has died.

Lump Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. Notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump-sum within 90 days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed $25,000. If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his or her designated beneficiary.

2012 Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($) (3)
Melanie J. Dressel	SERP	20	$1,892,400	$0
Mark W. Nelson	SERP	10	1,170,100		0
Andrew L. McDonald	N/A	N/A	N/A		N/A
Kent L. Roberts	N/A	N/A	N/A		N/A
Clint E. Stein	N/A	N/A	N/A		N/A
Gary R. Schminkey	SERP	20	1,888,200		69,986

(1)	Under the terms of the Supplemental Executive Retirement Plan (SERP), the terms of which are described below, executives must, in addition to other conditions, be fully vested, which requires that the executive be employed by Columbia for at least ten years. Both Ms. Dressel and Mr. Schminkey are 100% vested; Mr. Nelson is 90% vested, and will attain full vesting in 2013.
(2)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon attaining age 65 is as follows: Ms. Dressel $294,688; Messrs. Nelson and Schminkey $161,627 and $104,686, respectively.
(3)	Reflects the payments made to Mr. Schminkey under the SERP as a result of his retirement in May 2012.

Supplemental Executive Retirement Plan. In 2001, Columbia implemented a supplemental executive retirement plan (SERP) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (BOLI policies) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits of a fixed initial maximum amount of $294,688, $161,627 and $104,686, respectively, for each of Ms. Dressel and Messrs. Nelson and Schminkey. The amount for Mr. Schminkey reflects the initial benefit amount reduced by a factor of five percent for each year the benefit commences prior to reaching age 65 (Normal Retirement under the Plan). Since Mr. Schminkey retired at age 55, his initial benefit was reduced by 50 percent. Payments, in the total amount of $69,986, were made to Mr. Schminkey under the SERP in 2012 as a result of his retirement in May 2012 and represents eight months of payments following his retirement.

Each SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executive’s benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, as was the case for Mr. Schminkey, and a 2% annual inflation adjustment to benefit payments. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or if the Executive is terminated for cause or resigns voluntarily before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually. The executive attains vesting by years of service, vesting 20% per year and becoming fully vested after five years.

Bank-Owned Life Insurance. In 2001, the Company purchased $16,315,000 of Bank-Owned Life Insurance (“BOLI”) in order to offset the future expenses associated with the SERP. At the time the SERP was adopted, the Company anticipated that the costs of the SERP (projected on a cumulative basis) would be offset by the growing BOLI income and that within seven years from the date of inception, the incremental revenues would be sufficient to offset annual SERP expenses. Thereafter, incremental revenues from the BOLI purchase would be used to offset other employee benefit costs. The Company’s projections included assumptions related to future BOLI policy performance, the Company’s cost of funds, and discount rates applicable to the SERP as of the date of the SERP’s implementation. The original projections indicated that the Company would generate incremental income (BOLI revenues minus all SERP expenses and a charge for the cost of funds) of $1.5 million at the end of 2012. To date, actual incremental revenues of $2.9 million have exceeded the original projections by $1.4 million, and this excess has been used to offset other employee benefit costs.

Executive Employment Agreement. Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement). In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), the agreement provides that Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock awards will fully vest or any restrictions will be removed. In the event Ms. Dressel is terminated without cause, or she terminates for good reason, and within six months the Company publicly announces a change in control, upon closing of the change in control, the agreement provides that she will be entitled to receive the change in control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provides that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change in control would be in an amount that would cause them to be a “parachute payment” within the meaning, of Section 280G of the Code, such payments will be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment.

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreement, and (i) is based on her salary at December 31, 2012; and (ii) assumes the triggering event was December 31, 2012.

	Termination /Change in Control Payments – Melanie J. Dressel
	Death	Disability	Voluntary Termination For Good Reason	Termination w/o Cause	Termination due to CIC
Base salary (1)	$—	$—	$908,980	$908,980	$908,980
Targeted incentive bonus	—	—	—	—	227,245
Benefits payable under SERP (2)	—	294,688	221,016	294,688	265,219
Healthcare and other benefits	—	—	19,233	19,233	19,233
401(k) employer contribution	—	—	7,500	7,500	7,500
FMV of accelerated equity vesting (3)	376,740	376,740	376,740	376,740	376,740
Total	$376,740	$671,428	$1,533,469	$1,607,141	$1,804,917

(1)	Termination without Cause and Voluntary Termination for Good Reason; represents two times Ms. Dressel’s annual salary. Termination due to Change in Control; represents two times Ms. Dressel’s annual salary and targeted incentive bonus.
(2)	Represents maximum annual lifetime benefit payable and is subject to a 2% annual inflation adjustment.

(3)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2012 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Change in Control Agreements. Columbia Bank has entered into change in control agreements with Mark W. Nelson, Executive Vice President and Chief Operating Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer, Clint E. Stein, Executive Vice President and Chief Financial Officer and Kent L. Roberts, Executive Vice President and Director of Human Resources.

The agreements contain provisions, similar to those contained in the employment agreement for Ms. Dressel discussed above, that require payments in the event of termination of employment related to a change in control. Under the terms of the agreements, following termination in connection with a change in control, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with Columbia or any of its subsidiaries for up to two years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. In October 2011, the Committee modified Mr. Roberts’ agreement to make all terms consistent with the other executive vice presidents by providing entitlement to receive his base salary for a term of two years, whereas previously his agreement provided only one year of base salary coverage. The terms of the agreements become operable only in certain circumstances involving a change in control.

Under the terms of the agreements, the executive’s severance benefit will be reduced as necessary to avoid application of Section 4999 of the Code. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. Columbia has entered into three Unit Plans with Andrew L. McDonald (one each in 2004, 2006 and 2007). The plans are provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that Mr. McDonald will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event Mr. McDonald’s employment is terminated by the Company without cause, or he is terminated due to disability, Mr. McDonald will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If Mr. McDonald leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting Mr. McDonald from working for a competitor.

In 2008, Columbia entered into one Unit Plan with Clint Stein prior to Mr. Stein’s promotion to Executive Vice President and Chief Financial Officer in August 2012. The plan is provided primarily to supplement retirement benefits. The Unit Plan provides that Mr. Stein will begin receiving a monthly payment beginning the first month following the tenth anniversary of the plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event Mr. Stein’s employment is terminated by the Company without cause, or he is terminated due to disability, Mr. Stein will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of the plan. If Mr. Stein leaves the employment of Columbia prior to expiration during the ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting Mr. Stein from working for a competitor.

In 2008, Columbia also entered into a Unit Plan with Kent L. Roberts. The plan is provided primarily to supplement retirement benefits. The Unit Plan provides that Mr. Roberts will begin receiving a monthly payment beginning the first month following the fifth anniversary of the plan, based on an annual aggregate payment of $25,000 per year for five years. In the event Mr. Roberts’ employment is terminated by the Company without cause, or he is terminated due to disability, Mr. Roberts will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the fifth anniversary of the plan. If Mr. Roberts leaves the employment of Columbia prior to expiration during the five-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting Mr. Roberts from working for a competitor. Mr. Roberts has advised the Company that he will retire as Executive Vice President/Director of Human Resources effective June 30, 2013.

The table below shows the maximum amounts that could be paid to Messrs. Nelson, McDonald, Stein and Roberts under their respective agreements, which are based on (i) the executive’s salary at December 31, 2012; and (ii) assumes the triggering event was December 31, 2012.

Name	Death (1)	Termination Without Cause or Due to Disability (2)	Termination without Cause Following Change in Control			Total Payments to Executive for Termination without Cause Following a Change in Control
			Salary (3)	Equity (4)	Other Compensation (2)
Mark W. Nelson	$0	$145,464	$508,600	$206,310	$145,464	$860,374
Andrew L. McDonald	633,060	45,000	422,040	152,490	0	574,530
Clint E. Stein	606,000	12,500	404,000	127,374	0	531,374
Kent L. Roberts	584,340	25,000	389,560	152,490	0	542,050

(1)	The amounts for Messrs. McDonald, Stein and Roberts represent the amount that would be due to each executive’s named beneficiaries under a group term life insurance program that provides a benefit for employees equal to three times salary as of the date of death, payable by the insurance company.
(2)	The amount shown for Mr. Nelson represents the maximum annual lifetime benefits payable under his SERP and is subject to a 2% annual inflation adjustment.

The amounts shown for Messrs. McDonald, Stein and Roberts represent annual benefits payable for a period of ten years for Messrs. McDonald and Stein and five years for Mr. Roberts under their respective plans.

(3)	The amount for Messrs. Nelson, McDonald, Stein and Roberts represent two times each named executive’s annual base salary.
(4)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between Columbia’s December 31, 2012 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2012, there were 608,510 shares available for purchase under the ESPP.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) vote on the frequency of a shareholder vote on executive compensation. As recommended by the Board of Directors the shareholders approved that an advisory (non-binding) vote to approve executive compensation should occur on an annual basis; as subsequently approved by the Board of Directors. In accordance with the vote of the shareholders and the Board of Directors, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Columbia’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value.

The compensation of our executives for 2012 is closely aligned with 2012 shareholder returns and Company financial performance. Columbia had strong financial results including significant increases in net income and earnings per share, and we successfully completed a number of strategic initiatives including three FDIC-assisted acquisitions and a successful capital raise. The compensation of our executives increased along with our strong performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers during 2012 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Executive Officer of the Company since
Andrew L. McDonald (1)	53	Executive Vice President/Chief Credit Officer	2004
Mark W. Nelson (2)	61	Executive Vice President/Chief Operating Officer	2002
Kent L. Roberts (3)	61	Executive Vice President/Human Resources	2007
Clint E. Stein (4)	41	Executive Vice President and Chief Financial Officer	2012
Gary R. Schminkey (5)	55	Former Executive Vice President and Chief Financial Officer	1993

(1)	Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans 20 years and includes senior credit officer positions with US Bank and West One Bank, as well as managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.
(2)	Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002, appointed Chief Banking Officer in 2004, and was appointed a director of Bank of Astoria in 2005. During 2009, Mr. Nelson was promoted to Chief Operating Officer. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. His previous 35 years of banking experience include serving in different senior management capacities with Evergreen Bank, Bank of America and Puget Sound National Bank.
(3)	Mr. Roberts joined Columbia Bank in December 2006 as Senior Vice President and Director of Human Resources following the retirement of Mr. Evans Q. Whitney effective January 3, 2007. In April 2007, Mr. Roberts was promoted to Executive Vice President/Director of Human Resources. Prior to joining Columbia Bank, he served as Vice President of the Organizational Department at Bird’s Eye Foods. Mr. Roberts has advised the Company that he will retire as Executive Vice President/Director of Human Resources effective June 30, 2013.
(4)	Mr. Stein was appointed Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank in August 2012. In May 2012, he was appointed as the acting Chief Financial Officer following the retirement of the former Chief Financial Officer. Mr. Stein joined Columbia in December 2005, when he assumed the role of Senior Vice President and Chief Accounting Officer. He has over 18 years of experience in finance and accounting and is a Certified Public Accountant.
(5)	Mr. Schminkey is a certified public accountant and joined Columbia Bank in March 1993 and has served as Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank since December 1998. Prior to that time, Mr. Schminkey served as Vice President and Controller of the Company and Senior Vice President and Chief Financial Officer of Columbia Bank. For the prior ten years before joining the Company, Mr. Schminkey served as Assistance Vice President/Assistant Controller of Puget Sound Bancorp and Vice President/Accounting and Finance of its subsidiary Puget Sound National Bank and their respective successors. Mr. Schminkey retired as EVP and Chief Financial Officer effective May 10, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to the Company by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2012 and 2011 fiscal years and for other services rendered during the 2012 and 2011 fiscal years.

Fee Category	Fiscal 2012	% of Total	Fiscal 2011	% of Total

Audit Fees	$1,096,620	96.0%	$942,148	81.4%

Audit-Related Fees	0	0%	162,223	14.0%

Tax Fees	41,595	3.7%	49,733	4.3%

All Other Fees	3,935	0.3%	3,935	0.3%

Total Fees	$1,142,150	100%	$1,158,039	100.0%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s 10-K’s, review of financial statements included in Columbia’s Form 10-Q’s, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Audit-Related Fees. Consists of acquisition audits and due diligence on mergers and acquisitions.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services.

All Other Fees. Consists of accounting research subscriptions.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy is reviewed annually and describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal 2012 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee Members

John P. Folsom, Chairman

Thomas M. Hulbert

S. Mae Fujita Numata

Daniel C. Regis

James M. Will

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2012, 2011, 2010 and 2009. The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2012.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the Securities and Exchange Commission. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2012. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2012 certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and, in the opinion of management, did not involve more than the normal risk of collect ability or present other unfavorable features.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2012 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this proxy statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Corporate Communications

P. O. Box 2156, MS 3100

Tacoma, WA 98401-2156

Fax: (253) 305-0854

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

COLUMBIA BANKING SYSTEM, INC. ATTN: CATHLEEN DENT 1301 A STREET SUITE 800 TACOMA, WA 98402-4200

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors		For	Against	Abstain
1a.	David A. Dietzler		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain
1b.	Melanie J. Dressel		☐	☐	☐
1c.	John P. Folsom		☐	☐	☐	2.	To vote on an advisory (non-binding) resolution to approve the compensation of Columbia’s executive officers.		☐	☐	☐
1d.	Frederick M. Goldberg		☐	☐	☐
1e.	Thomas M. Hulbert		☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending 2013.		☐	☐	☐
1f	Michelle M. Lantow		☐	☐	☐
1g.	S. Mae Fujita Numata		☐	☐	☐
1h.	Daniel C. Regis		☐	☐	☐	NOTE: In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
1i.	William T. Weyerhaeuser		☐	☐	☐
1j.	James M. Will		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

COLUMBIA BANKING SYSTEM, INC.

Annual Meeting of Shareholders

April 24, 2013 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the common stock of Columbia standing in my name and on its books on March 5, 2013, at the Annual Meeting of Shareholders to be held at the William W. Philip Hall at the University of Washington Tacoma, 1900 Commerce Street, Tacoma, Washington, 98402, on April 24, 2013, at 1:00 PM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 24, 2013 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side